Exhibit 5






                                                     April 8, 2002


General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Re:  Opinion of Counsel

     This opinion is furnished in connection with the registration by General Electric Company (the "Company") pursuant to the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of up to _______ shares of common stock of the Company, $0.06 par value per share (the "Shares"), which Shares are to be delivered by the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of October 11, 2001, by and among the Company, National Broadcasting Company, Inc., TN Acquisition Corp., SPE Mundo Investment Inc., and Telemundo Communications Group, Inc. (the "Merger Agreement").

     As Corporate Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares are duly authorized and validly issued and, when delivered and sold pursuant to the Merger Agreement, will be fully paid and non-assessable shares of Common Stock of the Company. My opinion is limited to matters governed by the Federal laws of the United States of America and the laws of the State of New York.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the references to my name in the prospectus constituting a part of such Registration Statement under the heading "Legal Matters".


                                                     Very truly yours,



                                                     Robert E. Healing